                                                                       EXHIBIT 4



                        BLOOMFIELD SHAREHOLDERS AGREEMENT


         THIS BLOOMFIELD SHAREHOLDERS AGREEMENT (this "AGREEMENT") is made and entered into effective as of March 5, 1998, by and among Daniel E. Bober ("BOBER"), Creighton J. Weber ("WEBER"), Joseph Drolshagen, James Bennett, Deborah Jenkins, Patricia Jorgensen, Lynne Baszczuk, James A. Simpson, Katheryne
L. Zelenock and Jeffrey C. Urban (each of whom is referred individually as a "SHAREHOLDER" and collectively as the "SHAREHOLDERS").

                                    RECITALS

         The Shareholders are the owners of certain stock (the "STOCK") of Bingham Financial Services Corporation ("BINGHAM") issued to each of them in connection with the merger of Bloomfield Acceptance Company, L.L.C. ("BAC") and Bloomfield Servicing Company, L.L.C. ("BSC"), respectively, with BAC Acquiring Corp., a Michigan corporation, and BSC Acquiring Corp., a Michigan corporation, respectively (each of which was a wholly owned subsidiary of Bingham). The merger was effected contemporaneously with the execution and delivery of this Agreement, under and pursuant to an Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of February 17, 1998, by and among all of the foregoing parties.

         Immediately prior to the execution of this Agreement, the Shareholders have joined in the execution of a Shareholders Agreement (the "BINGHAM SHAREHOLDERS AGREEMENT") with Bingham and Jeffrey P. Jorissen, Gary A. Shiffman, Milton M. Shiffman, Robert H. Orley and Brian M. Hermelin, to which this Agreement is subject in all particulars.

         NOW THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is acknowledged, each of the Shareholders agrees as follows:

         1. TERM. All of the rights and obligations in this Agreement shall terminate 10 years from the date of this Agreement, or upon the consummation of a sale of the Stock which has been subject to, and has complied with, the "tag-along rights" as set forth in Section 2 of the Bingham Shareholders Agreement (but in that event, termination shall only be effective with respect to and to the extent of the shares of Stock included in any such sale), or upon the dissolution or liquidation of Bingham, whichever occurs sooner (the "TERM").

         2. PERFORMANCE OF BINGHAM SHAREHOLDERS AGREEMENT. Each of the Shareholders has executed the Bingham Shareholders Agreement, and acknowledges that it is binding on them in accordance with its terms, and that the terms and provisions of this Agreement are subject to the Bingham Shareholders Agreement.
Therefore: (i) no action shall be taken by any Shareholder hereunder that will cause a breach, or violation of or default under any term, provision or requirement of the Bingham Shareholders Agreement; and (ii) each Shareholder hereunder will observe, perform and discharge each and every obligation imposed on them under the Bingham Shareholders Agreement.

         3. VOTING AGREEMENT. During the term of this Agreement, and to the extent that any vote, consent or approval is permitted to or required of the Shareholders (including any action to be taken as a group under the Bingham Shareholders Agreement), in connection with which the Shareholders' discretion is not controlled by the Bingham Shareholders Agreement, each Shareholder shall take all action necessary from time to time to vote his or her shares of Stock (and/or grant his or her approval and/or consent) in accordance with the determination of the holders of a Majority in Interest of the shares of Stock subject to this Agreement.

         4. SPECIAL VOTING AGREEMENT. For so long as the firm of Simpson Zelenock, P.C. (or any successor to it) shall be performing legal services for BAC and/or BSC (the "COMPANIES"), James A. Simpson, Katheryne L. Zelenock and Jeffrey C. Urban (together "SZU") shall take all action necessary from time to time to accomplish the voting of their respective shares of Stock in accordance with the determination of the holders of a Majority in Interest of the shares of Stock subject to this Agreement, determined without first taking into consideration any Stock held by SZU.

         5. SPECIAL POWER OF ATTORNEY. Each Shareholder hereby makes, constitutes, and appoints Bober and Weber as their agent and attorney-in-fact in their name, place and stead, to take the following actions: (i) to negotiate, settle, compromise and adjust any indemnification claim by Bingham against the Shareholders as a group (as opposed to one or more, but less than all, of the Shareholders - hereafter the "SHAREHOLDER GROUP"), by way of offset under or pursuant to the provisions of Article 8 of the Merger Agreement; (ii) to negotiate and agree upon any release of shares of Stock (in whole or in part) to the Shareholder Group from the Escrow Agreement among the Shareholders, Bingham and NBD Bank (as Escrow Agent), dated March 5, 1998, and/or under or pursuant to the provisions of Article 8 of the Merger Agreement; and (iii) to take any action (including the giving of consent or approval, or the voting of shares of Stock) that has been approved or authorized under or pursuant to the terms and conditions of this Agreement, for which purpose the Shareholders hereby grant Bober and Weber an irrevocable proxy to vote each of their shares of Stock in order to execute all actions to be taken hereunder in accordance with the terms, provisions and requirements of this Agreement. This Power of Attorney is a special Power of Attorney coupled with an interest, and shall not be revoked and shall survive the assignment, delivery, or transfer by the Shareholder of any portion of his or her Stock and, being coupled with an interest, shall survive the death or disability or cessation of the existence as a legal entity of the Shareholder. Each Shareholder hereby gives and grants to Bober and Weber, acting together, full power and authority to do and perform each and every act and thing whatsoever requisite, necessary or appropriate to be done in or in connection with this Power of Attorney as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying all that those attorneys shall lawfully do or cause to be done by virtue of this Power of Attorney. The existence of this Power of Attorney shall not preclude execution of any such instrument by the Shareholder individually on any such matter, or the existence and implementation of any other power of attorney under the Escrow Agreement. Any person dealing with Bingham, BAC and/or BAC, or their Affiliates, may conclusively presume and rely on the fact that any such instrument executed by Bober and Weber pursuant to this Power of Attorney is authorized, regular and binding without further inquiry. This Power of Attorney may be exercised by Bober and Weber by a facsimile signatures of both of them or by listing all of the Shareholders executing any instrument with a single signature by both Bober and Weber acting as attorney-in-fact for all of them.

         6. RESTRICTIONS UPON TRANSFERS AND OTHER RIGHTS DURING LOCK-UP PERIOD. During the period of time under which any sale, transfer, assignment, hypothecation, pledge, gift or other disposal of any Stock (each a "TRANSFER") by any Shareholder would be restricted by the provisions of Section 4.1 of the Bingham Shareholders Agreement (the duration of which restrictions thereunder is hereafter referred to as the "LOCK-UP PERIOD"), no such Transfer shall occur except in accordance with the provisions and requirements in (i) the Bingham Shareholder Agreement and (ii) this Agreement. During the Lock-up Period, all Shareholders shall be subject to the following:

         A. Permitted Transfers. Only the following Transfers shall be permitted under this Agreement (each a "PERMITTED TRANSFER"):

                  (1) Transfers among two or more of the Shareholders, provided that Transfers among SZU shall be first among them, pro rata (or among those of them who shall remain Shareholders), to the extent that they shall determine by agreement among themselves (a copy of any such agreement must be provided to and be acceptable to Bingham and a Majority in Interest of the Other Shareholders).

                  (2) Any Shareholder may Transfer all or part of his or her Stock to a Michigan revocable inter-vivos trust of which that Shareholder is the grantor, or to another entity controlled by that Shareholder formed primarily for estate planning purposes, for the benefit of that Shareholder (and/or his or her spouse, children




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                           and/or grandchildren). Any Transfer in this manner
                           shall be deemed to be a Transfer within the Shareholder Group.

                  (3) Each such Permitted Transfer shall be subject to the following conditions and requirements: (i) all Stock so Transferred shall remain subject to the terms and conditions of this Agreement and the Bingham Shareholders Agreement; (ii) the Permitted Transferee shall make no Transfers of that Stock except in accordance with the terms of this Agreement and the Bingham Shareholders Agreement; (iii) Bingham and the Other Shareholders shall have received at least ten
                           (10) days prior written notice of the proposed Transfer together with those organizational and transfer documentation pertaining to the proposed transfer that Bingham, Bober and/or Weber shall request; and (iv) Bingham and the Other Shareholders (as defined in Paragraph 11.A. below) shall have received the written agreement of the Permitted Transferee to be bound in all respects by this Agreement and the Bingham Shareholders Agreement.

         B. Termination of Employment. In the event that a Shareholder who is an Employee of either of the Companies shall voluntarily terminate his or her employment with such Company or Companies, or whose employment shall be terminated for any reason (other than by reason of death or Permanent Disability), in either case on or before the date when the Lock-up Period shall expire, the following options, rights and obligations shall arise:

                  (1) Voluntary Termination or Termination for Cause. In the event of a voluntary termination by a Shareholder, or a discharge for Cause, the Other Shareholders shall have the option to purchase all of the shares of Stock then held by that Shareholder, for the lesser of (i) the Share Price as of the effective date of termination of Employment or (ii) the Share Price as of the date when the Lock-up Period shall expire. The Other Shareholders shall give written notice of their intention to exercise this option within five Business Days after the end of the Lock-up Period, and if exercised shall complete the purchase of all such Stock for cash (or in other good funds) within that five day period.

                  (2) Share Price. The Share Price shall be determined by taking the average of the mean between the bid and ask closing quotations for the five trading days immediately prior to the applicable dates (or, if available, the closing prices) of such shares of Stock on the NASD Over the Counter Bulletin Board (or an equivalent trading market on which those shares are then traded).

                  (3) Registration Postponement. In the event that any shares of Stock that are subject to the foregoing option are not then registered as provided under
                           Section 3 of the Bingham Shareholders Agreement, the closing of the sale (but not the effective date for valuation of the Share Price) shall be postponed, at the option of a Majority in Interest of the Other Shareholders exercising the option to purchase, elected within 30 days after their exercise of their option to purchase the shares of Stock, until those shares become registered (as defined in Section 3.1[a] of that Agreement), but no shall such postponement extend for longer than 120 days in the aggregate.

                  (4) Forfeit of Earnout. The terminating Shareholder shall cease to have any rights in or with respect to any Additional Consideration under or pursuant to Section
                           1.3 of the Merger Agreement, and the Additional Consideration that would have been allocated to that Shareholder shall be reallocated prorata among the Other Shareholders who then retain rights to Additional Consideration under the Merger Agreement. The pro-rata share of the Additional Consideration to be reallocated to those Other Shareholders shall be determined for each Other Shareholder by



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                           using a fraction, the numerator of which is the total
                           number of shares of Stock originally issued for the benefit of each such Other Shareholders as Initial Consideration, Special Consideration and/or
                           Additional Consideration (after the award of all Additional Consideration but without the shares of Stock to be reallocated hereunder), and the denominator of which is the total number of shares of all Stock issued to all Other Shareholders as Initial Consideration, Special Consideration and the Additional Consideration as it shall be earned under
                           Section 1.3 of the Merger Agreement but without the shares of Stock to be reallocated hereunder). In each case, the number of shares in the numerator or denominator shall be adjusted to reflect any shares of Stock that have been Transferred pursuant to a Transfer permitted under or pursuant to the Bingham Shareholders Agreement (i.e., to reflect shares of Stock no longer held within the Shareholder Group).

                  (5) Definition of Permanent Disability. For the purpose of this Agreement, the definition of "PERMANENT DISABILITY" shall be as follows: (i) A period of 180 consecutive days during which a Shareholder (as an employee) fails to perform his or her customary duties under employment arrangements with the Companies as a result of incapacity due to physical or mental illness; or (ii) any other physical or mental condition for which the respective Board of Directors of the Company or Companies approves that Shareholder's retirement from active employment based on a condition that they specifically recognize by written Board Resolution to be a permanent disability.

         C. Effect of Continuing Escrow. In the event that at the expiration of the Lock-Up Period any portion or all of the Stock continues to be held under and pursuant to the terms of the Escrow Agreement, then the sale and purchase of Stock under the provisions of the foregoing Paragraph 6.B shall be postponed until the final resolution of all disputes thereunder and the release of the Stock (or that portion thereof to be released) therefrom. This delay shall not, however, affect the determination of the sale price, which shall be established without regard to this delay, but shall be subject to reduction to reflect any shares of the Stock that are offset by Bingham under the terms of the Escrow Agreement and Article 8 of the Merger Agreement.

         7. POST LOCK-UP PERIOD TRANSFERS AND RESTRICTIONS. After the expiration of the Lock-up Period, no Shareholder shall Transfer any portion or all of his or her Stock (except in connection with a Permitted Transfer under Paragraph 6.A) without fully complying with the following:

         A. Minimum Required Holding. Without the approval of the Board of Directors of BAC or BSC (as applicable), no Shareholder (other than Lynne Baszczuk or Patricia Jorgensen) who is an Employee or Affiliate of the Companies shall Transfer more than 50% of his or her Stock to any person (in one or more Transfers on cumulative basis, determined taking into account all Stock originally held by that Shareholder and/or acquired hereafter in relation to that Stock), but not taking into account Stock that is not subject to this Agreement. This requirement is hereafter referred to as the "MINIMUM REQUIRED HOLDING" and it shall apply to all other provisions of this Agreement after the expiration of the Lock-Up Period. An "EMPLOYEE" is any person who is actually employed on a full or part time basis by one or both of the Companies, Bingham or any other Affiliate of Bingham. An "AFFILIATE OF THE COMPANIES" is any person who provides goods or services to one or both of the Companies, Bingham or any other Affiliate of Bingham. An "AFFILIATE OF BINGHAM" is any business entity in which Bingham, directly or indirectly, holds or controls 50% or more of the equity securities entitled to vote on governance matters generally.




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         B.       Option to Purchase. Subject to the Minimum Required Holding
                  provisions in the foregoing Paragraph 7.A, in the event that any Shareholder desires to Transfer any portion of or interest in his or her Stock, to a person other than a Permitted Transferee, the Other Shareholders shall have the first option to purchase all such Stock, at a price and upon terms of payment hereinafter provided.

                  (1) Notice and Exercise. The Transferring Shareholder shall give Bingham and the Other Shareholders written notice of his or her intention to Transfer, and the Other Shareholders, within five Business Days after receiving that notice (the "NOTICE PERIOD"), shall notify the Transferring Shareholder in writing as to their intention with respect to the exercise of this option and, if exercising this option, shall complete the purchase of all such Stock for cash (or in other good funds) within the Notice Period.

                  (2) Terms of Sale. The exact terms of the proposed Transfer shall be fully and accurately communicated to the Other Shareholders with the notice required under this paragraph, and the same terms shall be provided to the Other Shareholders if they exercise their option to purchase (the "PROPOSED TERMS"). An exact copy of all written agreements and memoranda of the proposed Transfer shall be delivered to the Other Shareholders together with a complete written summary of their terms and all other terms and provisions which have any material bearing thereon, regardless of whether or not included in any such memorandum or agreement. If the Transfer is to take place through a market trade on a public exchange, the price shall be the higher price of the Stock as of the close of trading on the date when the notice is received by Bober and Weber, or on the date of the Other Shareholders' exercise of the foregoing option to purchase. The market price shall be determined by taking the average of the mean between the bid and ask closing quotations (or, if available, the closing prices) of such shares of Stock on the NASD Over the Counter Bulletin Board (or an equivalent trading market on which those shares are then traded).

                  (3) Sale To Outside Parties. If the Other Shareholder(s) do not exercise their option and consummate their purchase within the Notice Period, the Transferring Shareholder shall be free to Transfer his or her Stock pursuant to the terms and provisions of the Proposed Terms, subject nevertheless to the Minimum Required Holding and the Bingham Shareholder Agreement.

                  (4) Registration and Postponement. In the event that any shares of Stock that are subject to the foregoing option are not then registered as provided under
                           Section 3 of the Bingham Shareholders Agreement, the closing of the sale (but not the effective date for valuation of the Share Price) shall be postponed, at the option of a Majority in Interest of the Other Shareholders exercising the option to purchase, elected within 30 days after their exercise of their option to purchase the shares of Stock, until those shares become registered (as defined in Section 3.1[a] of that Agreement), but no shall such postponement extend for longer than 120 days in the aggregate.

         C. Seizure Of Stock. The seizure or Transfer of any shares of Stock of any Shareholder under any legal process whatsoever or by operation of law or by court order, by or to any person or by any receiver, trustee or officer appointed by any court to take over the assets of that Shareholder shall constitute a prohibited Transfer of that Stock (a "SEIZURE"). The person Seizing those shares of Stock shall, for the purpose of this Agreement, be subject to all of the restrictions in connection with any proposed Transfer of those shares of Stock contained in this Agreement as if a Shareholder originally joining in the execution of this Agreement. The Other Shareholder(s) shall be entitled to the same rights and options provided in this



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                  Paragraph 7, except that their option to purchase may be
                  exercised at any time up to 90 days after the Seizure.

         8. MAJORITY IN INTEREST. Wherever this Agreement calls for the approval or vote of a "MAJORITY IN INTEREST" that vote, consent or approval shall require the affirmative vote of Shareholders, the Other Shareholders, or those Other Shareholders then exercising an option to purchase (as the case may be), who in the aggregate own more than 50% of the Stock then subject to this Agreement (in the case of any action not relating to the exercise of an option to purchase Stock hereunder), or in connection with the exercise of any such Option, 50% of the Stock then subject to this Agreement that is then held by or for the benefit of the Other Shareholders (including holders who have received their shares of Stock by way of a Permitted Transfer within the Shareholder Group). However, no Shareholder shall have voting, consent or approval rights in the event that he or she is in default of any provision of this Agreement.

         9. AFTER-ACQUIRED STOCK. This Agreement shall be construed to extend to all shares of Stock issued for the benefit of any of the Shareholders as Initial Consideration, Special Consideration and/or Additional Consideration under the Merger Agreement, and cover any additional shares of Stock in Bingham which may hereafter be issued to or acquired by any Shareholder by reason of any stock spilt, distribution or other transaction attributable to the Stock originally obtained by the Shareholders. This Agreement shall not apply to shares of the securities of Bingham acquired by any Shareholder in any public market, through the exercise of options granted by the Companies or Bingham and/or in a separate transaction with Bingham or any of its Affiliates.

         10. SPECIFIC PERFORMANCE. The Shareholders acknowledge that they will be irreparably damaged in the event this Agreement is not specifically enforced, and it is the intention of the Shareholders that this Agreement be enforceable by a decree of specific performance. That remedy, however, shall be cumulative and not exclusive and shall be in addition to any other remedy which the parties may have by law.

         11. OTHER SHAREHOLDERS. Except where expressly stated otherwise in this Agreement, wherever by the terms of this Agreement an option may be exercised by more than one Shareholder, the following rules shall apply:

         A. The Shareholders (the "OTHER SHAREHOLDERS") entitled to exercise the option shall be those Shareholders whose shares of Stock are not then subject to sale under that option; and

         B. The option shall be exercised in proportion to the relative holdings of the Stock by each such Other Shareholder on the date of the first exercise thereof. However, if an Other Shareholder does not exercise an option to acquire the full amount of stock available to that Other Shareholder, the remaining Other Shareholders shall have the right to acquire those shares for which the option is unexercised (in similarly proportionate amounts if there are two or more Other Shareholders desiring to purchase).

In all events, each option granted by this Agreement must be exercised for all shares available to the Other Shareholders (irrespective of their allocable portions thereof) at the date of the exercise thereof.

         12. CONTRIBUTION. Each Shareholder shall indemnify hold the other Shareholders harmless from and against any and all claims, losses, damages, liability, costs and expenses incurred by those other Shareholders by reason of the a successful claim asserted by Bingham based on any untrue representation by that Shareholder under Article 2 of the Merger Agreement with respect to which that Shareholder had actual knowledge, or had actual knowledge of the potential or probable loss, liability or damage without disclosing that knowledge to Bingham or the other Shareholders on or prior to the Closing.

         13. REQUIRED LEGEND. Simultaneously with the execution of this Agreement, each Shareholder shall surrender all certificates of stock, except those certificates representing shares which are or were acquired through ordinary brokerage transactions, or under stock option plans instituted by Bingham, and not



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pursuant to this Agreement, to Bingham for endorsement with the following legend, which shall be conspicuously placed on such certificates:

                  "The sale, transfer, assignment, pledge, hypothecation or other disposition of the shares represented by this certificate is restricted by the provisions of the Bloomfield Shareholders Agreement, dated as of March 5, 1998 (as it may be amended from time to time), to which the the holder of this certificate, among others, is Party, a copy of which may be inspected at the principal office of Bingham Financial Services Corporation. The provisions of the Bloomfield Shareholders Agreement are incorporated herein by reference."

All certificates of stock issued to or acquired by any such Shareholder after the date of this Agreement, except certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to this Agreement or under stock option plans instituted by Bingham, shall also bear the foregoing legend; provided, however, that Bingham shall remove the required legend from any shares transferred to a third party (i.e., a party other than a Shareholder or Permitted Transferee) as permitted in this Agreement, so that such transferee shall not be subject to the requirements contained in this Agreement.

         14. WAIVERS AND AMENDMENTS. With the written consent of a Majority in Interest of the Shareholders, the obligations of the Shareholders under this Agreement that are not controlled by the Bingham Shareholders Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company promptly shall give written notice thereof to the record holders of the then outstanding Common Stock. However, neither this Agreement nor any of its provision may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of that change, waiver, discharge or termination is sought, except to the extent provided in this Paragraph14.

         15. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Michigan as such laws are applied to agreements between Michigan residents entered into and to be performed entirely within Michigan.

         16. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         17. ENTIRE AGREEMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         18. NOTICES, ETC. Notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon the second day following mailing by registered air mail, postage prepaid, addressed to the Shareholders, as indicated on
Schedule 1 attached to the Bingham Shareholders Agreement, or at such other address as a Shareholder shall have furnished to Bingham for notices under that Agreement, in accordance with the terms of that Agreement. Any such notice to Bingham of change of address shall be simultaneously sent to all Shareholders under this Agreement.

         19. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Shareholder under this Agreement shall impair any right, power or remedy of that Shareholder nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Shareholder of any breach or default under this Agreement, or any waiver on the part of any Shareholder of any provisions or conditions of this



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

Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         20. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         21. TITLES AND SUBTITLES. The titles and subtitles of this Agreement are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         22. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         23. EXPENSES. Each Shareholder shall pay his or her own costs and expenses in connection with the performance of this Agreement.

         In witness whereof, the parties have caused this Shareholders Agreement to be executed as of the day and year first above written.


 /s/ DANIEL E. BOBER                               /s/ CREIGHTON J. WEBER
----------------------------------                 -----------------------------
 DANIEL E. BOBER                                   CREIGHTON J. WEBER

 /s/ JOSEPH DROLSHAGEN                             /s/ JAMES BENNETT
----------------------------------                 -----------------------------
 JOSEPH DROLSHAGEN                                 JAMES BENNETT

 /s/ PATRICIA JORGENSEN                            /s/ DEBORAH JENKINS
----------------------------------                 -----------------------------
 PATRICIA JORGENSEN                                DEBORAH JENKINS

 /s/ LYNNE BASZCZUK                                /s/ JAMES A. SIMPSON
----------------------------------                 -----------------------------
 LYNNE BASZCZUK                                    JAMES A. SIMPSON

 /s/ KATHERYNE L. ZELENOCK                         /s/ JEFFREY C. URBAN
----------------------------------                 -----------------------------
 KATHERYNE L. ZELENOCK                             JEFFREY C. URBAN








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